For Immediate Release:	May 16, 2006
Contact:	Lori Gazzillo (413) 443-5417

Legacy Bancorp Holds First Annual Meeting – May 11, 2006
     PITTSFIELD, Mass. (May 16, 2006) – Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ: LEGC), the bank holding company for Legacy Banks (the “Bank”), last week held its first annual meeting since becoming a public company in October of 2005. Approximately 80 shareholders attended the meeting, May 11, 2006, at the Cranwell Conference Center in Lenox. Two members of the Board of Directors, Michael A. Christopher and Dorothy B. Winsor, were reelected. The stockholders also ratified the appointment of Wolf & Company P.C. as the independent registered public accounting firm for Legacy Bancorp, Inc. for the fiscal year ending December 31, 2006.
     J. Williar Dunlaevy, Chairman and Chief Executive Officer, also took the opportunity to update the shareholders on the activities of Legacy Bancorp as they were outlined in previous public announcements. Dunlaevy’s presentation at the shareholders’ meeting was previously filed with the SEC on May 11, 2006 and can be found on the Company’s website (www.legacybanks.com). Dunlaevy explained that through a variety of innovative initiatives, Legacy continues to enjoy success in a variety of areas. He emphasized Legacy’s dedication to serving the community’s financial needs as well as continuing its long history of contributing to the community both financially and through the time and talent of Legacy associates. Dunlaevy further touched upon the company’s plan for growth, noting that Legacy is continuing to expand into the Capital District of New York with a Loan Production Office, which will open later this year. Additionally, he noted that the extended hours express office opened last summer on West Housatonic Street is doing very well. “We are extremely mindful of the needs and desires of our customers, anticipating and proactively responding when these needs evolve,” he added.
     Chief Financial Officer and Treasurer Stephen M. Conley outlined the company’s positive financial trends in the areas of loan and deposit growth, efficiency and earnings over the past few years, adding that core earnings have increased steadily and substantially since 2002. Conley also outlined First Quarter 2006 figures, which were released April 26, 2006.
     “We are on a path of growth and hope to be reporting continued success in 2006,” Dunlaevy remarked. Following the meeting, he thanked the shareholders, employees and supporters of Legacy Bancorp for their contributions to a successful 2005.
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise